                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE
October 17, 1997

                 ERGOBILT COMPLETES ACQUISITION OF CTSS ASSETS

ERGOBILT, INC. (NASDAQ STOCK MARKET: ERGB), today announced it has completed the acquisition of the proprietary assets of Computer Translation Systems and Support, Inc. ("CTSS"). CTSS is the developer of a proprietary computerized phonetic keyboard system, currently marketed under the name - Fon'iksWriter, ErgoBilt noted.

         The company said that with the Fon'iksWriter trained operators can achieve significant increases in word- processing, deposition services and text transcription productivity. Although computer-processing speeds have increased enormously, typing is still the primary method of entering data - one stroke/one character at a time, it stated. A single stroke on a Fon'iksWriter keyboard equals up to 4.5 strokes on a standard typewriter (QWERTY) keyboard. Thus, trained Fon'iks operators can achieve speeds in excess of 200 words per minute, approximately the speed of normal conversation, with the first pass accuracy of a typist, the company explained. "If our experience marketing the Fon'iksWriter over the past few months is indicative of its future potential, we believe that the CTSS acquisition provides our company with an excellent growth opportunity," said Gerard Smith, president and chief executive officer of ErgoBilt. "The commercial applications for the Fon'iksWriter extend to any business that requires high speed, high volume documentation, such as insurance, legal support services, and the health care industries, to name a few," Smith added.

         "Under the terms of the agreement, the proprietary assets of CTSS have been acquired for 100,000 shares of ErgoBilt common stock and other consideration paid over the next two years based on the performance of the operations being acquired. The total consideration will not exceed $5.0 million, including the value of the 100,000 shares of ErgoBilt common stock issued at closing. Prior to the closing, ErgoBilt made loans to CTSS, which provided the working capital for, among other things, product improvements in design and functionality, cost reduction Fon'iksWriter, creation and development of training manuals, and ensuring the commercial viability and marketplace acceptance of the Fon'iksWriter," Smith added. The agreement also calls for the company to make additional loans not to exceed $2,200,000 to CTSS over the next two years, Smith noted. The repayment of the outstanding balances and accrued interest on all loans made to CTSS will be made on or before October 15, 1999, he concluded.

         The assets being acquired from CTSS include the following: operation software, hardware integration and user documentation, "keyboard emulator box," all current, pending and future related products in the field of voice transcription to computer data, data capture and transcription technology, voice-to-text technology, machine shorthand to type phonetically, data capture and shorthand transcription technology, all software and improvements, all patent and patent applications, all works of authorship and claims of copyright, and all current, pending and future trademarks, Smith related.

         "Additionally, the company will acquire the CTSS license to the patents on the Digitext theory and keyboard. Digitext, Inc. issued this license to CTSS in 1995. Also, as previously announced, ErgoBilt acquired a worldwide license to the Digitext theory and keyboard from Harold I. Schein who holds title to the patents. Schein, a former director of Digitext, Inc., acquired the patents in a default judgment against the now defunct, former public company, Digitext, Inc., in a lawsuit for unpaid debt. Under the terms of the license agreement with ErgoBilt, Schein will receive a royalty of $140.00 per unit sold and is guaranteed a minimum annual payment of $250,000. The agreement has a term of five years (ending July 31, 2002) and provides ErgoBilt with a right to extend the agreement for an additional five years (ending July 31, 2007). While employing the patented theory, the Fon'iksWriter represents a technological advancement over earlier versions of products that also used the Digitext theory. The company believes that the Fon'iksWriter would not be a commercially viable product without the inclusion of the proprietary assets of CTSS and the "know-how" of the inventor and creator of the Fon'iksWriter and Digitext theory, Jerrold P. Lefler."

         "As previously disclosed, the principals of CTSS, Jerrold P. Lefler who, as noted above, is inventor and creator of Fon'iksWriter and the Digitext theory, and Lawrence West Melquiond, who is known in the business community as Larry West, have executed three-year employment contracts and will become executive vice president of technology and president, respectively, of ErgoBilt's new wholly-owned subsidiary, ErgoFon'iks, Inc.," Smith concluded.

         ErgoBilt, with headquarters in Dallas, is a rapidly growing developer and marketer of ergonomic products and technology that improve workplace productivity. The company's common shares are traded on the Nasdaq National Market System under the symbol ERGB.

Note: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are dependent on certain risks and uncertainties including, but not limited to, such factors as the number of new orders received and shipped, continued consumer acceptance of the company's products, the availability of the product components, stable labor relations, the timely roll-out of new products, the company's ability to identify and acquire commercially viable ergonomic products and the continued availability of credit to the company on reasonable terms. Investors should also consider other risks and uncertainties set forth in documents filed by the company with the Securities and Exchange Commission.
                                      ####